Exhibit 99.2

NAVISTAR TO RESTATE FINANCIAL RESULTS FOR YEARS 2002 TO 2005;
ANNOUNCES CHANGE IN INDEPENDENT AUDITORS

Business Continues Strong With Record March Heavy Truck Orders;
March Medium Orders Highest In 30 Years

WARRENVILLE, Ill. -- April 7, 2006 -- Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, announced today that it will restate its financial results for the fiscal years 2002 through 2004 and for the first nine months of fiscal 2005.

The company also said that the audit committee of its board of directors has designated KPMG LLP as the company’s new independent auditor, subject to KPMG’s customary client acceptance procedures, to replace Deloitte & Touche LLP, whose engagement with the company was terminated by the audit committee. KPMG will opine on the 2005 Form 10-K as well as the prior years restatements.

The need for the restatements has been identified in the ongoing review of accounting matters that have prevented the company from filing its fiscal 2005 annual report on Form 10-K and its first quarter 2006 quarterly report on Form 10-Q on time. With the change of independent auditors the timing of the filing of the 2005 Form 10-K, including the prior periods on a restated basis, cannot be determined at this time.

According to Bill Caton, Navistar’s executive vice president, finance, to date, the company has identified items requiring restatement to include accounting for anticipated external funding of product development programs; timing of recognition of amounts deemed to be collectible from certain suppliers, including rebates and warranty recoveries; accounting for warranty to be provided by the company outside of the terms of the contractual arrangements; and shifting balances and expense amounts between reporting periods at one of the company’s foundry operations. The company’s review process continues and will likely result in the identification of additional items requiring correction in the restated results.

Caton emphasized that the known adjustments will not affect previously reported cash flows from operations on a restated basis. “Our business continues strong and in fact, our March orders for Class 8 trucks were at record levels, totaling 10,856, compared with 6,854 units in February,” he said. “Our medium truck orders were the highest in 30 years, and by the end of April the production rate at our Springfield plant will be 200 trucks per day and nearly the same at our Chatham plant.”

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Exhibit 99.2 (continued)

The company also announced that James A. Blanda is joining Navistar as interim corporate controller, subject to formal board approval later this month. Blanda currently is a partner with Tatum LLC, an interim executive services and consulting firm. Prior to that, Blanda was senior vice president, financial services and chief financial officer for the Chicago Stock Exchange from 1998 to 2004 and vice president and controller for Sears, Roebuck and Co. from 1992 to 1998.

“We certainly are fortunate that a financial professional with the qualifications that Jim has was available to join our company,” Caton said. “He has extensive experience and will work closely with me to complete the review of all outstanding accounting issues.” In addition to the company’s internal accounting staff, approximately 40 employees from Huron Consulting Group, the company’s external accounting advisors, are currently assisting the company with the review process.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements

Information provided and statements made that are not purely historical are forward -looking. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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